UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) December 23, 2010
AFC Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Minnesota

(State or Other Jurisdiction of Incorporation)

000-32369	58-2016606

(Commission File Number)	(IRS Employer Identification No.)

5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia	30342

(Address of Principal Executive Offices)	(Zip Code)
(404) 459-4450

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On December 23, 2010, AFC Enterprises, Inc. (the “Company”) entered into a $100 million Credit Agreement (the “2010 Credit Facility”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and certain other lenders, which consists of a $40 million, five-year senior secured term loan facility (the “Term Loan”) and a $60 million, five-year senior secured revolving credit facility (the “Revolving Credit Facility”).
     Borrowings under the 2010 Credit Facility will bear interest based upon the Adjusted LIBO Rate or the ABR (each as defined in the 2010 Credit Facility) plus an applicable margin based on the Company’s total leverage ratio. The Term Loan and borrowings under the Revolving Credit Facility currently bear interest based upon the Adjusted LIBO Rate plus 2.5%. The interest rate spreads are lower than those charged under the Company’s previous credit facility described under Item 1.02 below (the “Prior Facility”). The Company will pay (quarterly in arrears) an annual commitment fee based on its Total Leverage Ratio (as defined in the 2010 Credit Facility) on the unused portions of the Revolving Credit Facility.
     At the closing of the 2010 Credit Facility on December 23, 2010, the Company drew all of the $40 million Term Loan and $22 million of the Revolving Credit Facility and applied all of such loan proceeds plus some of its available cash to retire the approximately $63 million outstanding principal debt balance under the Prior Facility.
     The Term Loan will be repayable over its five-year term in quarterly installments as specified in the 2010 Credit Facility. In addition, the Term Loan contains standard covenants requiring prepayment in the event of certain Prepayment Events (as defined in the 2010 Credit Facility), such as the sale of assets and incurrence of indebtedness.
     The 2010 Credit Facility is secured by a first priority security interest in substantially all of the Company’s assets. The Company’s subsidiaries are required to guarantee its obligations under the 2010 Credit Facility.
     The 2010 Credit Facility contains Minimum Fixed Charge Coverage Ratio and Total Leverage Ratio requirements (each as defined in the 2010 Credit Facility) and certain other customary covenants as specified therein, including without limitation, covenants limiting the Company’s ability to incur additional indebtedness, restricting the amount of annual capital expenditures, restricting the payment of cash dividends subject to pro forma financial ratio compliance, and limiting the amount of loans which can be made by the Company. Subject to pro forma financial ratio compliance, the 2010 Credit Facility also limits the Company’s ability to engage in mergers or acquisitions. As compared to the Prior Facility, the covenants and restrictions under the 2010 Credit Facility provide the Company greater financial flexibility.
     The 2010 Credit Facility includes customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform certain covenants or agreements, inaccurate or false representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and judgment defaults.
     Under the terms of the Revolving Credit Facility, the Company may also obtain short-term (swing-line) borrowings of up to $10,000,000 and letters of credit up to $25,000,000, both amounts being further limited by the amount of unused borrowings under the Revolving Credit Facility.

     The foregoing does not constitute a complete summary of the terms of the 2010 Credit Facility, and reference is made to the complete text of the 2010 Credit Facility, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 1.02. Termination of a Material Definitive Agreement.
     The 2010 Credit Facility replaced, as of December 23, 2010, the then-existing Third Amended and Restated Credit Facility dated as of August 14, 2009 among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and certain other lenders. The description of the termination of the Prior Facility contained in Item 1.01 above is incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth above in Item 1.01 hereby is incorporated into Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
10.1 Credit Agreement dated as of December 23, 2010.
99.1 Press Release dated December 29, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC Enterprises, Inc.
Date: December 29, 2010	By:	/s/ Harold M. Cohen
Harold M. Cohen
Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary